EXHIBIT 99.1

April 15, 2009 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

           Ohio Valley Banc Corp. Reports Higher 1st Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the "Company") reported consolidated net income for the quarter ended March 31, 2009, of $2,051,000, representing an increase of 4.4 percent over the same period the prior year. Earnings per share for the first quarter of 2009 were $.51, up 6.3 percent from the $.48 earned the first quarter of 2008. Return on average assets and return on average equity both increased to 1.02 percent and 13.13 percent, respectively, for the first quarter of 2009, versus 1.00 percent and 13.10 percent, respectively, for the same period the prior year. The increase in earnings was primarily the result of increased revenues from both net interest income and noninterest income.

     For the first quarter of 2009, net interest income increased  $605,000,  or
7.9 percent, from the same period last year. The increase was attributable to a higher net interest margin. Throughout 2008, the net interest margin increased due to the balance sheet being positioned to benefit from the declining interest rate environment, which produced a greater decrease in the cost of funds than the yield on earning assets. As a result, the net interest margin for the three months ended March 31, 2009 was 4.42 percent, compared to 4.21 percent for the same period the prior year.

     Supplementing the increase in revenue from net interest income was the increase in noninterest income. For the first quarter of 2009, noninterest income totaled $2,063,000, an increase of $479,000, or 30.2 percent, from the first quarter of 2008. Contributing to the increase was processing fee income earned from facilitating the clearing of tax refunds for a tax software provider. With continued growth in transaction volume, the associated fee income increased

$239,000 from the 2008 first quarter. In addition, gain on sale of loans for the first quarter of 2009 increased $213,000 over the prior year first quarter. With historical low mortgage rates, the Company has experienced a significant increase in secondary market loan originations.

     Noninterest expense totaled $6,598,000 for the first quarter of 2009, an increase of $846,000, or 14.7 percent, from the same period last year.
Contributing to the increase was higher FDIC insurance premiums due to an increase in assessment rates on the banking industry. For the first quarter of 2009, FDIC insurance premiums increased $268,000 from the same time period last year. With yet higher assessment rates starting in the second quarter and a proposed one-time special assessment at June 30, 2009, the cost of insuring deposits will continue to increase and will be significantly above 2008's expense. The Company's largest noninterest expense, salaries and employee benefits contributed $271,000 to the increase. The total of all remaining noninterest expense categories increased $307,000 from the prior year first quarter, led by communication and equipment expense.

     For the three months ended March 31, 2009, management provided $848,000 to the allowance for loan losses, an increase of $147,000 from the same period the prior year. Although the ratio of nonperforming loans to total loans at March 31, 2009 of .95 percent was down from the 1.40 percent at March 31, 2008, the ratio was up from the .84 percent at December 31, 2008. For the three months ended March 31, 2009, net charge-offs were up $404,000 from the same three-month period in 2008, primarily due to the partial charge-off of a large real estate loan. Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at March 31, 2009 was adequate and reflects probable incurred losses in the portfolio. The allowance for loan losses was 1.22 percent
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of total loans at March 31, 2009,  compared to 1.24 percent at December 31, 2008 and 1.09 percent at March 31, 2008.

     "I am extremely proud of all of the employees of Ohio Valley Banc Corp.," stated Jeffrey E. Smith, President and CEO. "These employees continue to work every day in this challenging economic environment to do their part to minimize the effects of higher FDIC insurance premiums, manage asset quality, and, at the same time, provide the customer service our thousands of customers deserve. Their efforts for the first calendar quarter of 2009 compared to the same period in 2008 have generated increases in both earnings and earnings per share and improved returns on assets and equity, while maintaining a ratio of nonperforming loans to total loans of less than 1.00 percent. This performance represents a successful start to the fiscal year."

     Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC. The holding company owns three subsidiaries: Ohio Valley Bank, with 16 offices in Ohio and West Virginia; Loan Central, with six consumer finance offices in Ohio, and Ohio Valley Financial Services, an insurance agency based in Jackson, Ohio. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believes," "anticipates," "expects," "intends," "targeted" and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures;
(iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and
(vii) regulatory changes. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events. See Item 1.A. "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.
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OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

                                                     Three months ended
                                                          March 31,
                                                    2009              2008
                                                ------------      ------------
    PER SHARE DATA
      Earnings per share                              $0.51             $0.48
      Dividends per share                             $0.20             $0.19
      Book value per share                           $16.21            $15.30
      Dividend payout ratio (a)                      38.83%            39.38%
      Weighted average shares outstanding         3,983,009         4,060,585

    PERFORMANCE RATIOS
      Return on average equity                       13.13%            13.10%
      Return on average assets                        1.02%             1.00%
      Net interest margin (b)                         4.42%             4.21%
      Efficiency ratio (c)                           63.17%            61.38%
      Average earning assets (in 000's)            $769,169          $743,909

    (a) Total dividends paid as a percentage of net income.
    (b) Fully tax-equivalent net interest income as a percentage of average earning assets.
    (c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

    OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

                                                     Three months ended
    (in $000's)                                           March 31,
                                                    2009              2008
                                                ------------      ------------
    Interest income:
         Interest and fees on loans               $  11,659         $  12,642
         Interest and dividends on securities           952             1,092
              Total interest income                  12,611            13,734
    Interest expense:
         Deposits                                     3,449             4,886
         Borrowings                                     882             1,173
              Total interest expense                  4,331             6,059
    Net interest income                               8,280             7,675
    Provision for loan losses                           848               701
    Noninterest income:
         Service charges on deposit accounts            625               710
         Trust fees                                      55                61
         Income from bank owned insurance               200               175
         Gain on sale of loans                          258                45
         Loss on sale of other real estate owned       ----               (41)
         Other                                          925               634
              Total noninterest income                2,063             1,584
    Noninterest expense:
         Salaries and employee benefits               3,700             3,429
         Occupancy                                      403               386
         Furniture and equipment                        285               235
         Data processing                                227               265
         FDIC insurance                                 285                17
         Other                                        1,698             1,420
              Total noninterest expense               6,598             5,752
    Income before income taxes                        2,897             2,806
    Income taxes                                        846               841
    NET INCOME                                    $   2,051         $   1,965
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    OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

    (in $000's, except share and per share data)

                                                                                      March 31,        December 31,
                                                                                        2009              2008
                                                                                   --------------    ----------------
    ASSETS
    Cash and noninterest-bearing deposits with banks                                 $     8,321       $      16,650
    Federal funds sold                                                                      ----               1,031
         Total cash and cash equivalents                                                   8,321              17,681
    Interest-bearing deposits in other financial institutions                             42,817                 611
    Securities available-for-sale                                                         80,344              75,340
    Securities held-to-maturity
      (estimated fair value:  2009 - $16,315; 2008 - $17,241)                             16,025              16,986
    Federal Home Loan Bank stock                                                           6,281               6,281
    Total loans                                                                          633,566             630,391
      Less:  Allowance for loan losses                                                    (7,704)             (7,799)
         Net loans                                                                       625,862             622,592
    Premises and equipment, net                                                           10,548              10,232
    Accrued income receivable                                                              3,005               3,172
    Goodwill                                                                               1,267               1,267
    Bank owned life insurance                                                             18,311              18,153
    Other assets                                                                           9,183               8,793
              Total assets                                                           $   821,964       $     781,108

    LIABILITIES
    Noninterest-bearing deposits                                                     $    96,934       $      85,506
    Interest-bearing deposits                                                            557,247             506,855
         Total deposits                                                                  654,181             592,361
    Securities sold under agreements to repurchase                                        27,292              24,070
    Other borrowed funds                                                                  51,148              76,774
    Subordinated debentures                                                               13,500              13,500
    Accrued liabilities                                                                   11,261              11,347
              Total liabilities                                                          757,382             718,052

    SHAREHOLDERS' EQUITY
    Common stock ($1.00 par value per share, 10,000,000 shares
      authorized; 2009 and 2008 - 4,642,748 shares issued)                                 4,643               4,643
    Additional paid-in capital                                                            32,683              32,683
    Retained earnings                                                                     42,007              40,752
    Accumulated other comprehensive income                                                   961                 690
    Treasury stock, at cost (2009 and 2008 - 659,739 shares)                             (15,712)            (15,712)
              Total shareholders' equity                                                  64,582              63,056
                   Total liabilities and shareholders' equity                        $   821,964       $     781,108